FOR IMMEDIATE RELEASE

HARVEST NATURAL RESOURCES NAMES
JAMES EDMISTON NEXT PRESIDENT AND CEO

HOUSTON, TX (September 16, 2005) — Harvest Natural Resources, Inc. (NYSE:HNR) announced today that its Board of Directors has elected James A. Edmiston as President and Chief Executive Officer, effective October 1, 2005. This follows the retirement of current Harvest President and Chief Executive Officer, Dr. Peter J. Hill, who will remain on Harvest’s Board.

“This is the result of a succession plan put in place by the Board to achieve a seamless transfer of chief executive responsibilities”, said Stephen D. Chesebro’, Harvest’s Chairman. “James Edmiston is the ideal leader for the future development of Harvest Natural Resources’ business. His broad and extensive international energy industry experience, familiarity with global markets, track record of continuous improvement of company operations and his ability to build strong teams are the right attributes to lead our Company into the future.”

James Edmiston has been with Harvest since September 2004 when he was named Executive Vice President and Chief Operating Officer. Before joining Harvest, Edmiston was with Conoco and ConocoPhillips for 22 years in various management positions including stints in Venezuela, Russia and the Middle East. Mr. Edmiston holds a BS in Petroleum Engineering from Texas Tech University and an MBA from the Fuqua School of Business at Duke University.

“Peter, the Board and I have had a full year to work through this transition and I look forward to taking on this challenge and to focus on the execution of Harvest’s strategy of growth and diversification,” Edmiston said.

“I remain committed to the Company, will remain on the Board and will focus my efforts on delivering transformational growth projects in Russia,” Hill said.

“Peter Hill has done an outstanding job and has given us a solid foundation to be successful to face the challenges in today’s highly complex oil industry. In the past five years, Harvest Natural Resources has been transformed from a high-cost, debt-laden business into one that is efficient, debt-free, and focused on transformational growth”, said Chesebro’. “The results have been a several-fold increase in shareholder value, far outstripping our peers. We believe we have another world class executive in James Edmiston – a leader with the experience to meet the challenges facing the Company and to grow and diversify Harvest’s business.”

Dr. Peter Hill and James Edmiston will be available on a conference call today at 9:00 a.m. Central Time. To access the call, dial 785-832-2422 five to ten minutes prior to the start time. A recording of the conference all will also be available for replay at 402-220-6069. To listen to the live webcast of the call, please visit our website at www.harvestnr.com.

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent oil and gas exploitation and development company with principal operations in Venezuela and an office in Russia. For more information visit the Company’s website at www.harvestnr.com.

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CONTACT:

Steven W. Tholen
Senior Vice President, Chief Financial Officer
(281) 899-5714

Amanda Koenig
Investor Relations
(281) 899-5716

“This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2004 Annual Report on Form 10-K and subsequent reports.”